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                                                                    EXHIBIT 12.1

COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS
(In thousands except ratios)

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
                                                                    YEAR ENDED DECEMBER 31,
                                                    -------------------------------------------------------
                                                      1995       1996        1997        1998        1999        THREE
                                                                                                              MONTHS ENDED
                                                                                                             MARCH 31, 2000
                                                    -------     -------     -------     -------     -------  --------------
Income before income taxes                            1,594       3,831       3,580      27,871     102,938      34,530
Dividends and other income received from
nonconsolidated affiliates                               --          --          --          --          --          --
                                                    -------     -------     -------     -------     -------     -------
       Total earnings                                 1,594       3,831       3,580      27,871     102,938      34,530

Interest expense and amortization of loan fees          867       1,096       1,290       4,855      15,184       4,533
Interest portion of rentals                              98          85         171         599       3,863         874
                                                    -------     -------     -------     -------     -------     -------
       Total fixed charges                              965       1,181       1,461       5,454      19,047       5,407
                                                    =======     =======     =======     =======     =======     =======

Preferred stock dividends                                --          --          --          --         260         232
Tax effect of preferred dividends                        --          --          --          --         236         178
                                                    -------     -------     -------     -------     -------     -------
Required pretax earnings                                 --          --          --          --         496         410

Total fixed charges and preferred dividends             965       1,181       1,461       5,454      19,543       5,817
                                                    =======     =======     =======     =======     =======     =======

Ratio of earnings to fixed charges
Total earnings available for fixed charges            2,559       5,012       5,041      33,325     121,985      39,937
Total fixed charges                                     965       1,181       1,461       5,454      19,047       5,407
       Ratio                                            2.7         4.2         3.4         6.1         6.4         7.4
                                                    =======     =======     =======     =======     =======     =======

Ratio of earnings to combined fixed charges and
preferred dividends
Total earnings available for fixed charges            2,559       5,012       5,041      33,325     121,985      39,937
Total fixed charges and preferred dividends             965       1,181       1,461       5,454      19,543       5,817
       Ratio                                            2.7         4.2         3.4         6.1         6.2         6.9
                                                    =======     =======     =======     =======     =======     =======
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